Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS
ANNOUNCES QUARTERLY CASH DIVIDEND
AND STOCK REPURCHASE PLAN

Riverside, Calif. – April 19, 2012 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B., today announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share.  Shareholders of the Company’s common stock at the close of business on May 11, 2012 will be entitled to receive the cash dividend.  The cash dividend will be payable on June 1, 2012.
Additionally, the Board of Directors authorized the repurchase of up to five percent (5%) of the Company’s common stock, or approximately 547,772 shares.  The repurchase plan will become effective at the earlier of July 21, 2012 or the completion of the July 2011 five percent stock repurchase plan.  The Company will purchase the shares from time to time in the open market or through privately negotiated transactions over a one-year period depending on market conditions, the capital requirements of the Company, and available cash that can be allocated to the stock repurchase plan.  To date, a total of 512,403 shares have been purchased under the July 2011 stock repurchase plan, at an average cost of $9.47 per share, leaving 58,529 shares available for future purchases.

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Safe-Harbor Statement

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, the California real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

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